Exhibit 10(a)

2011 LONG TERM PLAN

STOCK UNIT AGREEMENT

Dated: February 3, 2011

This Letter Agreement (the “Agreement”) will confirm an award to you of stock units (“Stock Units”), as of the date hereof, by Union Pacific Corporation (the “Company”), under the 2004 Stock Incentive Plan of the Company, as amended from time to time (the “Plan”), a copy of which is included in this grant package on this website and made a part hereof.

STOCK UNITS

1. GRANT OF UNITS. The Company hereby awards to you the number of Stock Units, as shown on Exhibit A of this Agreement, each evidencing the right to receive, upon the terms and subject to the conditions set forth in this Agreement and the Plan, (i) one share of Union Pacific Corporation Common Stock, $2.50 par value per share (“Common Stock”) and (ii) a payment in cash equal to the amount of dividends that would have been payable on one share of Common Stock (“Dividend Equivalent Payments”), provided the applicable Performance Criteria described below have been satisfied.

2. RESTRICTION PERIOD. The period during which the restrictions set forth herein and in the Plan shall apply to your right to receive the Stock Units granted to you shall commence on the date hereof and expire February 3, 2014 if and to the extent the Performance Criteria described below for such Stock Units have been satisfied (the “Restriction Period”), subject to the provisions of Section 6 hereof. During the Restriction Period, you may be entitled to receive Dividend Equivalent Payments, subject to the provisions of Section 4 and Section 6(iii) hereof.

3. PERFORMANCE CRITERIA. The Performance Criteria is annual Return on Invested Capital (“ROIC”). However, such Performance Criteria is of no force and effect unless and until the Company has operating income (“Operating Income”) in one or more of fiscal years 2011, 2012 or 2013. The definition and calculation of annual ROIC and Operating Income shall be determined in accordance with the Long Term Plan document approved and adopted by the Compensation and Benefits Committee of the Company’s Board of Directors (the “Committee”).

You may earn Stock Units during the Restriction Period based on the Company’s satisfaction of the Performance Criteria in accordance with the ROIC targets and payout schedule approved by the Committee, subject to Section 6(iii) hereof. For the fiscal year ending December 31, 2011, you may earn up to one-third of your Stock Unit Target Award as shown on Exhibit A based on the first fiscal year (2011) of ROIC performance achieved. For the fiscal year ending December 31, 2012, you may earn up to a total of two-thirds of your Stock Unit Target Award as shown on Exhibit A (less any Stock Units earned in the first fiscal year) based on the average of the first two fiscal years (2011 and 2012) of ROIC performance achieved. For the fiscal year ending December 31, 2013, you may earn up to two times your Stock Unit Target Award as shown on Exhibit A (less any Stock Units earned in the first two fiscal years) based on the average of all three fiscal years (2011, 2012, and 2013) of ROIC performance achieved.

4. DIVIDEND EQUIVALENT RIGHTS. For all dividend record dates occurring while you are employed and between the date that Stock Units are earned and the date that shares are delivered to you, you shall be entitled to receive Dividend Equivalent Payments for those Stock Units which have been earned in accordance with Section 3 hereof. If you earn Stock Units in accordance with Section 3 hereof that are payable to you as specified in Section 6(iii) hereof, unless otherwise determined by the Committee, you shall further receive Dividend Equivalent Payments for all dividend record dates occurring after you are separated from service through the date the shares are delivered to you as provided in and subject to the adjustment described in Section 6(iii) hereof. Any such Dividend Equivalent Payments shall be made on the payment date established by the Board of Directors for the underlying dividend payments; provided, however, that if you have elected to defer receipt of such Stock Units in accordance with the terms of the Deferred Compensation Plan of Union Pacific Corporation (the “Deferred Compensation Plan”), payment of such Dividend Equivalent Payments shall be made in accordance with the provisions of Section 12 of the Plan.

5. RESTRICTIONS. (i) You shall be entitled to delivery of the shares of Common Stock only as specified in Section 6 hereof; (ii) none of the Stock Units may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of; (iii) your right to receive Dividend Equivalent Payments shall terminate without further obligation on the part of the Company at the earlier of your separation from service with the Company or a Subsidiary, except as provided in Section 6(iii) hereof, or your receipt of Common Stock under Section 6 hereof; (iv) all of the Stock Units shall be forfeited and all of your rights to such Stock Units and the right to receive Common Stock shall terminate without further obligation on the part of the Company in the event of your separation from service with the Company or a Subsidiary without having a right to delivery of shares of Common Stock under Section 6 hereof; and (v) any Stock Units not earned as of the end of the Restriction Period shall be forfeited and all of your rights to such Stock Units shall terminate without further obligation on the part of the Company.

6. LAPSE OF RESTRICTIONS AND PAYMENT OF STOCK UNITS. (i) Following the end of the Restriction Period and provided you have remained continuously employed by the Company or a Subsidiary through the end of the Restriction Period and absent any Change of Control before the end of the Restriction Period, unless otherwise determined by the Committee, shares of Common Stock equal to the number of Stock Units which are earned pursuant to the achievement of the applicable Performance Criteria shall be delivered to you (through your account at the Company’s third party stock plan administrator, if applicable) free of all restrictions, provided the Company has Operating Income in one or more of the fiscal years 2011, 2012 or 2013. The payment of the Stock Units under this Section 6(i) shall be made to you as soon as practicable following the end of the Restriction Period, but in no event later than two and one-half (2 1/2) months following the end of the calendar year that includes the date on which the Restriction Period ends. Notwithstanding the foregoing, the Company shall not be obligated to deliver any shares of Common Stock during any period when the Company determines that the delivery of shares hereunder would violate any federal, state or other applicable laws and/or may issue shares subject to any restrictive legend that, as determined by the Company’s counsel, is necessary to comply with securities or other regulatory requirements.

(ii) If you have a separation from service with the Company or a Subsidiary prior to the end of the Restriction Period and prior to a Change in Control because you die or become disabled (as determined under the provisions of the Company’s or a Subsidiary’s long-term disability plan), you, your estate or your beneficiary, as the case may be, shall be entitled to receive shares of Common Stock equal to the number of Stock Units which are earned based on achievement of the applicable Performance Criteria through the end of the fiscal year ending prior to the date of your death or disability, as the case may be, provided the Company has Operating Income in one or more of the fiscal years 2011, 2012 or 2013 and further provided that such fiscal year precedes the date of your death or disability. The payment of the Stock Units under this Section 6(ii) shall be as soon as practicable following your separation from service, but in no event later than two and one-half (2 1/2) months following the end of the calendar year that includes the date on which you die or become disabled.

(iii) Section 9(e)(i) and Section 9(f) of the Plan pertaining to the vesting and payment of Stock Units upon “Age 65 Retirement Status” shall not applicable, and instead, if you have a separation from service with the Company or a Subsidiary prior to the end of the Restriction Period and prior to a Change in Control because you retire after having attained age 62 with 10 years of service under the provisions of the Company’s or a Subsidiary’s pension plan (“Retirement”), you, your estate or your beneficiary, as the case may be, shall be entitled to receive shares of Common Stock equal to the number of Stock Units which are earned based on the average of all three fiscal years (2011, 2012 and 2013) of the applicable Performance Criteria achieved prorated based on the number of fiscal years in the Restriction Period during which you remained continuously employed by the Company or a Subsidiary until September 30th of that year (e.g., if you retire on or after September 30, 2011 then you would be entitled to receive payment for 33 1/3% of the earned Stock Units, if you retire on or after September 30, 2012 then you would be entitled to receive payment for 66 2/3% of the earned Stock Units and if you retire on or after September 30, 2013 than you would be entitled to receive payment for 100% of the earned Stock Units), provided that the Company has Operating Income in one or more of the fiscal years 2011, 2012 or 2013. You shall be entitled to receive Dividend Equivalent Payments respecting all Stock Units earned in accordance with Section 3 hereof through the end of the fiscal year ending before your Retirement for all dividend record dates occurring after your Retirement and during the Restriction Period until you receive Common Stock under this Section 6(iii), notwithstanding your Retirement. The Committee shall adjust the total amount of such Dividend Equivalent Payments made to you and/or the total number of shares of Common Stock paid to you following the end of the Restriction Period so that the total amount of such Dividend Equivalent Payments made to you do not exceed the amount that would have been made based on the number of Stock Units which are earned as set forth in this Section 6(iii). The payment of the Stock Units under this Section 6(iii) shall be made as soon as practicable following the end of the Restriction Period, but in no event later than two and one-half (2 1/2) months following the end of the calendar year that includes the end of the Restriction Period.

(iv) If a Change in Control occurs prior to the end of the Restriction Period and prior to your death, disability or Retirement, or separation from service for any other reason, shares of Common Stock equal to the number of Stock Units that would have been earned if the Performance Criteria shall have been satisfied at the greater of one hundred percent of your Stock Unit Target Award as shown on Exhibit A or the number of Stock Units that would have been earned based on the Performance Criteria satisfied through the end of each fiscal year prior to the occurrence of such Change in Control and through the end of the most recent fiscal quarter ending prior to the date of the Change in Control shall be delivered to you (through your account at the Company’s third party administrator, if applicable) free of all restrictions, provided the Company has Operating Income in one or more of the calendar years 2011, 2012 or 2013 and further provided that any such calendar year precedes the date of the Change in Control. In either event following the Change in Control no additional Stock Units may be earned under this Agreement. Shares of Common Stock to which you are entitled pursuant to this Section 6(iv) shall be delivered as soon as practicable following the Change in Control, but in no event later than two and one-half (2 1/2) months following the end of the calendar year that includes the date on which the Change in Control occurs.

(v) If you have a separation from service with the Company or a Subsidiary for any other reason, with or without cause, prior to the earlier of the end of the Restriction Period or a Change in Control, you will forfeit all Stock Units and all of your rights to such Stock Units shall terminate without further obligation on the part of the Company.

(vi) You may elect to defer receipt of payment of shares underlying the Stock Units to the extent and according to the terms, if any, provided by the Deferred Compensation Plan. If you do so elect to defer payment of shares underlying the Stock Units, such payments will be made in accordance with the Deferred Compensation Plan.

7. WITHHOLDING. Upon payment of the Stock Units, you must arrange for the payment to the Company (through the Company’s third party stock plan administrator, if applicable) of all applicable withholding taxes resulting therefrom promptly after notification of the amount thereof. You may elect to have shares withheld to pay withholding taxes, but only at the statutory minimum rate, if a proper election is made to pay withholding taxes in this manner.

8. SUBJECT TO PLAN. The award confirmed by this Agreement is subject to the terms and conditions of the Plan, as the same may be amended from time to time in accordance with Section 20 thereof, except as otherwise provided in this Agreement.

PROTECTION OF CONFIDENTIALITY

9. CONFIDENTIAL INFORMATION; TRADE SECRETS. By electronically accepting this Agreement, you acknowledge that the Company regards certain information relating to its business and operations as confidential. This includes all confidential and proprietary information concerning the assets, business or affairs of the Company or any Subsidiary or any customers thereof (“Confidential Information”). Your electronic signature also acknowledges that the Company has certain information that derives economic value from not being known to the general public or to others who could obtain economic value from its disclosure or use, which the Company takes reasonable efforts to protect the secrecy of (“Trade Secrets”).

10. TYPES OF CONFIDENTIAL INFORMATION OR TRADE SECRETS. By electronically accepting this Agreement, you acknowledge that you developed or have had or will have access to one or more of the following types of Confidential Information or Trade Secrets: information about rates or costs; customer or supplier agreements and negotiations; business opportunities; scheduling and delivery methods; business and marketing plans; financial information or plans; communications within the attorney-client privilege or other privileges; operating procedures and methods; construction methods and plans; proprietary computer systems design, programming or software; strategic plans; succession plans; proprietary company training programs; employee performance, compensation or benefits; negotiations or strategies relating to collective bargaining agreements and/or labor disputes; and internal or external claims or complaints regarding personal injuries, employment laws or policies, environmental protection, or hazardous materials. By electronically accepting this Agreement, you agree that any unauthorized disclosures by you to any third party of such Confidential Information or Trade Secrets would constitute gross misconduct within the meaning of the Plan.

11. AGREEMENT TO MAINTAIN CONFIDENTIAL INFORMATION. By electronically accepting this Agreement, you agree that you will not, unless you receive prior written consent from the Company’s Senior Vice President, Human Resources & Secretary or such other person designated by the Company (hereinafter collectively referred to as the “Sr. VP-HR & S”), or unless ordered by a court or government agency, (i) divulge, use, furnish or disclose to any subsequent employer or any other person any Confidential Information or Trade Secrets, or (ii) retain or take with you when you leave the Company any property of the Company or any documents (including any electronic or computer records) relating to any Confidential Information or Trade Secrets.

12. PRIOR NOTICE OF EMPLOYMENT, ETC. (i) By electronically accepting this Agreement, you acknowledge that if you become an employee, contractor, or consultant for any other railroad, this would create a substantial risk that you would, intentionally or unintentionally, disclose or rely upon the Company’s Confidential Information or Trade Secrets for the benefit of the other railroad to the detriment of the Company. You further acknowledge that such disclosures would be particularly damaging if made shortly after you leave the Company. Therefore, by electronically signing Exhibit A, you agree that for a period of one-year after you leave the Company, before accepting any employment or affiliation with another railroad you will give written notice to the Sr. VP-HR & S of your intention to accept such employment or affiliation. You also agree to confer in good faith with the Sr. VP-HR & S concerning whether your proposed employment or affiliation could reasonably be expected to be performed without improper disclosure of Confidential Information or Trade Secrets. (ii) If the Sr. VP-HR & S and you are unable to reach agreement on this issue, you agree to submit this issue to arbitration, to be conducted under the rules of the American Arbitration Association, for final resolution. You also agree that you will not begin to work for another railroad until the Sr. VP-HR & S or an arbitrator has determined that such employment could reasonably be expected to be performed without improper disclosure of the Company’s Confidential Information or Trade Secrets.

13. FAILURE TO COMPLY. By electronically accepting this Agreement, you agree that, if you fail to comply with any of the promises that you made in Section 11 or 12 above, you will be required to immediately deliver to the Company any shares of Common Stock (or the market value of any shares of Common Stock received) which you received at any time from 180 days prior to the earlier of (i) the date when you leave the Company or (ii) the date you fail to comply with any such promise you made in Section 11 or 12, to 180 days after the date when the Company learns that you have not complied with any such promise. You agree that you will deliver such shares of Common Stock (or the cash equivalent) to the Company on such terms and conditions as may be required by the Company. You further agree that the Company will be entitled to enforce this repayment obligation by all legal means available, including, without limitation, to set off the market value of any such shares of Common Stock against any amount that might be owed to you by the Company.

NO DIRECT COMPETITION

14. SOLICITATION OF CUSTOMERS; NO EMPLOYMENT WITH WESTERN ROADS. By electronically accepting this Agreement, you agree for a period of one year following your departure from the Company, you will not (directly or in association with others) call on or solicit the business of any of the Company’s customers with whom you actually did business or otherwise had personal contact while you were employed by the Company, for the purpose of providing the customers with goods and/or services similar in nature to those provided by the Company in the states in which the Company now operates. You further agree that for the same time period, you will not, directly or indirectly, engage in any activity which is the same as or competitive with the Business (as defined below) including, without limitation, engagement as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 2% of the outstanding capital stock of a publicly traded corporation), guarantor, consultant, advisor, agent, sales representative or other participant, anywhere in the

United States. For purposes of this Agreement, the term “Business” means the operation of a Class I railroad in the United States. This Section 14 is not intended to prevent you from engaging in any activity that is not the same as or competitive with the Business.

15. ACKNOWLEDGMENT; INJUNCTIVE RELIEF. By electronically accepting this Agreement, you acknowledge that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon you pursuant to Sections 11, 12 and 14. You also agree that each of the restraints contained herein is necessary for the protection of the goodwill, Confidential Information, Trade Secrets and other legitimate interests of the Company; that each and every one of these restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent you from obtaining other suitable employment during the period in which you are bound by such restraints. You further acknowledge that, were you to breach any of the covenants contained in Sections 11, 12 and 14, the damage to the Company would be irreparable. You therefore agree that the Company, in addition to any other remedies available to it, including, without limitation, the remedies set forth in Sections 13 and 16, shall be entitled to injunctive relief against your breach or threaten breach of said covenants. You and the Company further agree that, in the event that any provision of Sections 11, 12 and 14 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

16. VIOLATION OF PROMISES. By electronically accepting this Agreement, you agree that if you violate any of your promises in Section 14, then you will be required to immediately deliver to the Company any shares of Common Stock (or the fair market value thereof) granted to you by this Agreement which you received at any time from 180 days prior to the date when you leave the Company to 180 days after the date when the Company learns that you have not complied with the promises you made in Section 14. You agree that you will deliver such shares of Common Stock (or the fair market value thereof) to the Company on such terms and conditions as may be required by the Company. You further agree that the Company will be entitled to enforce this repayment obligation by all legal means available, including, without limitation, to set off the market value of any such shares of Common Stock against any amount that might be owed to you by the Company.

GENERAL

17. RESTATEMENTS OF FINANCIAL RESULTS. By electronically accepting this Agreement, you agree that you will return such shares of Common Stock (or the fair market value thereof) to the Company as determined by the Committee in its exclusive discretion, which shall be final, conclusive and binding upon the Company and you. The Committee will exercise its discretion only in the event that the Committee’s certification of a level of ROIC was based on financial results subsequently revised by a restatement of such financial results and only to the extent that such restated financial results would have entitled you to a lesser award of Common Stock under the Performance Criteria.

18. SEVERABILITY. If any provision of this Agreement is, becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Company, it shall be stricken and the remainder of the Agreement shall remain in force and effect.

19. CHOICE OF LAW; JURISDICTION. All questions pertaining to the construction, regulation, validity, and effect of this Agreement shall be determined in accordance with the laws of the State of Utah, without regard to the conflict of laws doctrine. The Company and you hereby consent and submit to the personal jurisdiction and venue of any state or federal court located in the county of Salt Lake City within the State of Utah for resolution of any and all claims, causes of action or disputes arising out of or related to this Agreement. Sections 12(ii) and 14 shall not apply to employees who are subject to California law.

20. EMPLOYMENT AT WILL. In accordance with Section 22(a) of the Plan, this Agreement shall not be construed to confer upon any person any right to be continued in the employ of the Company or a Subsidiary.

21. DEFINED TERMS. For purposes of this Agreement, capitalized terms shall have the meanings specified in the Plan, unless a different meaning is provided in this Agreement or a different meaning is plainly required by the context.

22. AMENDMENTS. The Plan and this Agreement may be amended or altered by the Committee or the Company’s Board of Directors to the extent provided in the Plan.

To confirm acceptance of the foregoing, kindly enter your password and click the “Accept” button.

Notice of Performance Retention Unit Award -Exhibit A & Award Agreement	Union Pacific Corporation ID: 13-2626465 Union Pacific Corporation 1400 Douglas Street Omaha, NE 68179

FIRST_NAME LAST_NAME	Award Number:	OPTION_NUMBER
ADDRESS_LINE_1	Plan:	EQUITY_PLAN
CITY, STATE ZIPCODE	ID:	EMPLOYEE_ID

Effective 02/03/2011, you have been granted a performance retention unit award of Union Pacific Corporation (the Company) common stock. Please take time to review the “2011 Long Term Plan Summary”, which is attached herewith. The units are restricted until the Restriction Period Termination Date shown below.

Type of Grant:	LTP Retention Units

MAXIMUM Number of retention units granted:

The Stock Unit Target Award (amount of retention units granted at Target is half of the amount shown). The amount of units shown is the “maximum” number of shares that you are eligible to receive in accordance with the program design shown in the Long Term Plan Summary. The actual number of shares paid out at vesting, if any, depends on applicable performance criteria being met.

X,XXX

Restriction Period:	3 years

Restriction Period Commencement Date:	02/03/2011

Restriction Period Termination Date:	02/03/2014

For general tax purposes, Retention Units are valued at the time of vesting. The closing price of Union Pacific Corporation common stock on the vesting date as recorded by The Wall Street Journal is used when preparing tax calculations.

We would like to call your attention to confidentiality and non-compete provisions in the Agreement and recommend that you review the terms and conditions of these provisions as fully set forth in the Agreement. Please note that failure to comply with these provisions will result in the forfeiture of the award or will require that any value received from the vesting of this award be returned to the Company. In addition, once you accept the terms of the Agreement, these provisions will be binding on you whether or not the award vests.

By accepting this award, you acknowledge that you are bound by all of the terms of the Union Pacific Corporation 2004 Stock Incentive Plan, as amended from time to time, and the Agreement delivered herewith, each of which is incorporated by reference in this Exhibit A.

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